Exhibit 8.2

[LETTERHEAD OF HOGAN & HARTSON LLP]

March 30, 2007

Public Storage, Inc.

Public Storage

701 Western Avenue

Suite 200

Glendale, California 91201-2394

Ladies and Gentlemen:

We have acted as special tax counsel to Public Storage, Inc., a California corporation (“PSI”) and Public Storage, a Maryland real estate investment trust and wholly owned subsidiary of PSI (“PS Trust”), in connection with the proposed merger of PSI with and into PS Trust (the “Merger”) pursuant to the Agreement and Plan of Merger by and between PSI and PS Trust, dated March 19, 2007 (the “Agreement”), as more fully described in the registration statement filed by PS Trust on Form S-4 with the Securities and Exchange Commission on March 20, 2007, as amended through the date hereof (the “Registration Statement”). In connection with the Merger and the filing of the Registration Statement, we have been asked to provide you with an opinion as to certain federal income tax matters relating to the reorganization. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Registration Statement.

Basis for Opinions

In connection with the preparation of this letter, we have examined and with your consent relied upon (without any independent investigation or review thereof) the accuracy and completeness of the following documents (including all exhibits and schedules thereto) and any statements and representations contained therein: (1) the Agreement; (2) the Registration Statement; and (3) representations and certifications as to factual matters made by PSI and PS Trust (the “Management Representation Letter”).

Assumptions and Representations

In connection with rendering our opinions set forth below, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

Public Storage, Inc.

Public Storage

March 30, 2007

1. The Merger will be consummated in accordance with the applicable provisions of the California General Corporations Law and the Maryland REIT Law and will qualify as a statutory merger under the laws of the States of California and Maryland.

2. All representations as to factual matters made in the Management Representation Letter are true, correct, and complete and will continue to be true correct and complete as of the Effective Time (as such term is defined in the Agreement). Any representation or statement made in the Management Representation Letter “to the best of knowledge,” “to the knowledge,” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification.

3. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of PSI and PS Trust will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (“Code”) and the Treasury regulations thereunder; and the Agreement is valid and binding in accordance with its terms.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

(1) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

(2) the discussion in the Registration Statement under the caption “What are the Material Federal Income Tax Consequences of the Reorganization?”, to the extent that it describes provisions of federal income tax law, is correct in all material respects as of the date hereof.

Our opinions represent and are based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury regulations and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither PSI nor PS Trust has requested, or will request, a ruling from the IRS as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

Public Storage, Inc.

Public Storage

March 30, 2007

No opinion is expressed as to the Merger if the transactions described in the Agreement are not consummated in accordance therewith and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to (i) the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and (ii) the reference to this firm under the captions “What are the Material Federal Income Tax Consequences of the Reorganization?” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended

Very truly yours,

/s/ Hogan & Hartson LLP